EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made as of May 1, 2014, by and between KonaRed Corporation, a Hawaii corporation ("KonaRed' or the “Company”), and Mike Halsey, an individual residing at 11 Via Cancion, San Clemente, CA 92673 (“Employee”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.             Employment; Term.  The Company hereby employs Employee, and Employee hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth herein.  The term of employment shall commence upon the signing of this Agreement and shall continue for a period of one (1) year and eight (8) months (the “Term”), unless earlier terminated in accordance with Section 5 hereof.

2.             Employment.

(a)	The Company hereby agrees to employ Employee as Vice President and Chief Operating Officer ("VP/COO") for the Term. Employee agrees to serve in such capacity as set forth below:

Reporting to the CEO of the Company, the VP/COO is responsible for managing all internal operational aspects of the company. Assists the CEO in delivering the Branded vision of KonaRed to the employees, the customers and the shareholders while executing the successful growth of the Company.

Through a strong principled, values based leadership style, guided by the financial objectives of the Company, the VP/COO will provide inspired leadership, management and the clear vision necessary to ensure sustained revenue growth.

The VP/COO will deliver proper operational controls, administrative and reporting procedures and business relationships to effectively grow the Company and ensure financial strength and operational efficiency.

Responsibilities:

(b)	Aligns resources/budgeting within annual planning. Makes purposeful decisions to align with long term financial objectives.

(c)
Collaborates with the management team to develop and implement plans for the operational infrastructure of systems, processes, and personnel designed to accommodate the rapid growth objectives of the company.

(d)	Conduct monthly Profit & Loss ("P&L") analysis to ensure plans are in place to address unfavorable variances to budget and take the appropriate action to correct and optimize bottom line.

(e)	Responsible for driving the company to achieve sales targets, profitability, cash flow and business goal objectives.

(f)	Provides day-to-day leadership and management that mirror the core values of the Company and the CEO.

(g)	Fosters a success oriented, accountable environment.

(h)	Responsible for development of team(s) to include succession/progression planning.

(i)	Establish employee metrics as indicators of employee engagement and job performance and benchmark for individual career development.

(j)	Develop and maintain clear Standard Operational Procedures (SOP) based on best practices and Six Sigma/Lean efficiencies required for a fast growing enterprise.

(k)	Spearhead the development, communication and implementation of effective growth strategies and processes.

(l)	Challenges the status quo of evolving ecommerce to match the needs of the changing consumer demand to achieve incremental revenue opportunities.

(m)	Represents the company when dealing with clients and business partners.

(n)	Assist the CEO as required, in raising additional capital at the appropriate valuations to enable the company to meet sales, growth, financial and market share objectives.

(o)	Engage and maintain client and partner relationships through direct contact.

(p)
Responsibilities and authority, commensurate with such position as shall be assigned to him by the Board of Directors (the “Board”) or the Chief Executive Officer of the Company (the “CEO”) subject, in each case, to the direction of the CEO and/or the Board, as applicable.

(q)	Employee shall devote Employee’s full business time and attention to Employee’s duties on the Company’s behalf and shall not have other employment.

3.             Compensation.

(a)            For the period of the Term, the Company shall pay Employee a base salary of $145,000 per year (the “Salary”), payable bi-weekly, in accordance with the Company’s then existing payroll practices and subject to all legally required or customary withholdings and other applicable taxes.

(b)            Signing Bonus.  Upon the execution of this Agreement, Employee shall be awarded a contingent signing bonus in the amount of 25,000 restricted shares of common stock of the Company, to vest and be deemed earned and to be delivered, only after the end of 90 days of successful performance under the terms of employment of the Employee by the Company. Employee herein accepts that such restricted shares are subject to a hold period as required by United States securities laws.

(c)           Discretionary Bonus.  Employee may be awarded an annual bonus award of up to 35% of the of agreed upon salary (“Annual Bonus”) at the sole discretion of the Board of Directors based on the achievement of established goals as set forth by the CEO. Employee’s Annual Bonus, if any, shall be payable in the form of issuance of restricted common shares of the Company to Employee (the "Bonus Shares") no later than 110 days after the end of the Fiscal Year End. The Annual Bonus may be paid in cash at the option of Employee at 72% of the value of the Bonus Shares based on the trailing average of the closing trade price of the Company's common shares over the 20 trading days prior to the regular date on which the Annual Bonus would be calculated.

The Board of Directors will generally consider the degree of success in achieving the following  goals in determining what, if any, Annual Bonus shall be awarded:

I.
If 100% of goal in annual sales and profit & loss objectives (the "Target Level") is reached, Employee may receive 100% of Bonus Shares, or cash equivalent, pro-rated based on date of employment to year-end date.

II.	If 90% of Target Level is reached, Employee may receive 90% of Bonus Shares, or cash equivalent.

III.	If 80% of Target Level is reached, Employee may receive 80% of Bonus Shares, or cash equivalent.

IV.	If 70% of Target Level is reached, Employee may receive 70% of Bonus Shares, or cash equivalent.

V.	If less than 70% of Target Level is reached, no Bonus Shares, or cash equivalent, will be paid.

(d)           Measurement Standard. To ensure the Annual Bonus is based on the most accurate data available, for the purposes of calculation of the Annual Bonus, Employee agrees that the financial results of the Company on which the Annual Bonus will be calculated shall be as reported by the Company in its audited financial statements for each year end. The Employee acknowledges that these financial statements are due a maximum of 105 days past each year end of the Company.

4.             Benefits.

(a)           The Company agrees to reimburse Employee for all reasonable out-of-pocket business expenses incurred by Employee in the normal course of business in connection with the performance of Employee’s duties under this Agreement in accordance with the Company’s policy as it may be amended from time to time. Expenditures for travel in excess of $3,000, in aggregate, for any one trip must be pre-approved by CEO in writing. The Company shall make such reimbursements within a reasonable amount of time after submission by Employee of vouchers, receipts, credit card bills or other documentation in accordance with the Company’s then applicable policies and procedures.

(b)           Employee shall be entitled to participate in any and all medical insurance, group health care programs, disability insurance, pension and other benefit plans which are made generally available by the Company to other similarly situated senior level employees of the Company performing similar functions as Employee after completion of the first three months of Employment.  The Company, in its sole discretion, may at any time amend or terminate its benefit plans or programs; provided, however, that the Company shall not do so except to the extent that such amendment or termination is in good faith and applies generally to the employees of the Company.

(c)           Employee shall be entitled to ten (10) business days paid vacation per annum, at a time or times to be determined in consultation with the CEO of the Company. Unused vacation days may be accrued and carried forward from year to year up to a limit of 20 days.

(d)           Employee shall be entitled to such other benefits as are generally available to other similarly situated senior level employees of the Company performing similar functions as Employee.

(e)           Employee shall be entitled to five (5) business days paid personal/sick leave per annum, and must provide notice to the Company of each day missed no later than on the day Employee takes said personal/sick leave day.

5.             Termination.  Employee’s employment hereunder may be terminated under the following circumstances:

(a)           Death.  Employee’s employment hereunder shall terminate immediately upon Employee’s death.

(b)           Disability.  The Company may terminate Employee’s employment hereunder at any time after Employee becomes “Disabled.”  For purposes of this Agreement, Employee shall be “Disabled” upon the earlier of (i) the date Employee becomes entitled to receive disability benefits under the Company’s long-term disability plan, if any, or (ii) Employee’s inability to perform the essential functions of the duties and responsibilities contemplated under this Agreement for a period of more than ninety (90) consecutive days or for more than one hundred twenty (120) non-consecutive days in any 270-day period due to physical or mental incapacity or impairment, as determined in the reasonable judgment of a physician licensed in the State of Hawaii or California, selected by the Company.  Such termination shall become effective five (5) business days after the Company gives written notice of such termination to Employee or to his legal representative, in accordance with Section 9 hereof.

(c)           Termination by the Company without Cause.  The Company may terminate Employee’s employment hereunder without Cause (as hereinafter defined) at any time after providing 60 days written notice is provided to Employee; and, if Employee is exceeding 100% of Target Level, the Employee will be paid a pro-rata share of the Annual Bonus which the Employee was granted in the prior fiscal year.  Additionally, notwithstanding any other provision in this Agreement, in the event of a termination by the Company without Cause, after Employee has been employed by the Company for a period of one year, the Company agrees to pay Employee the cash equivalent of one hundred and eighty (180) days salary within ninety (90) days of Employee’s last day of work for Company. Prior to completion of one year's employment, Employee will not be eligible for any severance or pro-rata bonus payments for termination without cause.

(d)           Termination by the Company for Cause.  The Company may terminate Employee’s employment hereunder for Cause at any time after providing written notice to Employee, which notice shall provide in reasonable detail the reason(s) for such termination.  For purposes of this Agreement, “Cause” shall mean any of the following: (i) Employee’s willful or intentional failure or refusal to perform or observe Employee’s significant duties, responsibilities or obligations set forth in, or as contemplated under (by virtue of Employee’s office) this Agreement where such failure or refusal shall not have ceased or been remedied within thirty (30) days following written warning from the Company, provided that such obligation to provide written warning and the related right to cure shall not apply to (a) such matters as are not curable, or (b) repeated violations of this clause (i); (ii) acts or omissions by Employee involving Employee’s negligence related to the discharge of Employee’s duties; (iii) any act or failure to act by Employee constituting fraud, moral turpitude, or involving a knowing, willful or intentional misrepresentation, theft, embezzlement, or dishonesty (collectively, “Fraud”); (iv) conviction of  an offense which is a felony in the jurisdiction involved or which is a misdemeanor in the jurisdiction involved but which involves Fraud; or (vi) the Employee commits moral turpitude;  (vii) Employee’s willful or intentional failure or refusal to comply with any reasonable and lawful request or direction of the Company not contrary to the provisions of this Agreement, where such failure or refusal shall not have ceased or been remedied within thirty (30) days following written warning from the Company, provided that such obligation to provide written warning and the related right to cure shall not apply to (a) such matters as are not curable, or (b) repeated violations of this clause (vii); and (viii) Employee's violation of the Company's Code of Ethics and Business Conduct, the signing of which is a pre-condition of employment.

(e)           Termination by Employee for Good Reason.  Employee may terminate Employee’s employment hereunder at any time for either of the following reasons (a termination for “Good Reason”):  (i) the Company’s breach of any material provision of this Agreement, which shall continue un-remedied for thirty (30) days after written notice by Employee to the Company; (ii) if Employee is relieved by the Company of primary responsibility for the operations of the business conducted by the Company, except (a) for Cause, or (b) if Employee is given other duties of substantially the same responsibility and importance to the Company; or (iii) if Company is party to a “Change of Control”. In the event of Termination by Employee for Good Reason, Employee will be entitled to 60 days salary upon termination; plus a pro-rata share of the Annual Bonus which the Employee was granted in the prior fiscal year.

"Change of Control" of the Company hereunder means and includes  an occurrence wherein the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent company) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity, or its parent company, outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company' s assets. Any other provision of this Section 2 notwithstanding, the term Change in Control shall not include either of the following events undertaken at the election of the Company: (a) any transaction, the sole purpose of which is to change the state of the Company' s incorporation; or (b) a transaction, the result of which is to sell all or substantially all of the assets of the Company to another corporation (the "surviving corporation"); provided that the surviving corporation is owned directly or indirectly by the stockholders of the Company immediately following such transaction in substantially the same proportions as their ownership of the Company's Common Stock immediately preceding such transaction; and provided, further, that the surviving corporation expressly assumes this Agreement.

(f)            Other Termination by Employee.  Employee may terminate Employee’s employment hereunder at any time, other than for Good Reason, after providing sixty (60)  days-prior written notice to the Company.

6.             Compensation Following Termination Prior to the End of the Term.  In the event that Employee’s employment hereunder is terminated prior to the end of the Term, subject to the provisions of Paragraph 5(c) above, Employee shall be entitled only to the following compensation and benefits upon such termination:

(a)           Termination by Reason of Death or Disability.  In the event that Employee’s employment is terminated by reason of Employee’s death or Disability, respectively, the Company shall pay the following amounts to Employee (or Employee’s spouse or estate, as applicable):

(i)           Any accrued but unpaid Base Salary (as determined pursuant to Section 3(a) hereof) for services rendered to the date of termination;

(ii)          Any accrued but unpaid expenses required to be reimbursed pursuant to Section 4(a) hereof.

(iii)         A pro rata share, based on the portion of the fiscal year in which Employee was employed at the time of his death or Disability, of any discretionary Bonus to which Employee would have been entitled had Employee remained employed by the Company through the end of the then current fiscal year (as determined pursuant to Section 3(b) hereof). Such amount shall be paid as soon as reasonably practicable following the calculation thereof at the end of such fiscal year.

Except as otherwise specifically provided herein, in the event Employee’s employment is terminated pursuant to this Section 6(a), the benefits to which Employee may be entitled upon such termination pursuant to the plans, programs and arrangements referred to in Section 4(b) hereof shall be determined and paid in accordance with the terms of such plans, programs and arrangements.

(b)           Termination by the Company for Cause or by Employee without Good Reason.  In the event that Employee’s employment hereunder is terminated by the Company for Cause or by Employee without Good Reason, the Company shall pay the following amounts to Employee:

(i)           Any accrued but unpaid Base Salary (as determined pursuant to Section 3(a) hereof) for services rendered to the date of termination.

(ii)          Any accrued but unpaid expenses required to be reimbursed pursuant to Section 4(a) hereof.

(c)           Notwithstanding the foregoing, the Company shall have no obligation to make any further payments pursuant to Section 6(b)(iii) or 6(b)(iv) hereof in the event that Employee breaches any of his obligations set forth in Section 7 hereof.

(d)           General.  In the event that Employee’s employment is terminated for any reason, Employee shall cease to be an employee of the Company for all purposes, and, except as may be provided under this Agreement or under the terms of any incentive compensation, employee benefit or fringe benefit plan applicable to Employee at the time of Employee’s termination prior to the end of the Term, shall have no right to receive any other compensation, employee benefits or perquisites, or to participate in any other plan, arrangement or benefit, with respect to any future period after such termination.  In the event that Employee’s employment is terminated for any reason, the Company’s payment of salary and other amounts specifically provided for in the applicable previous paragraph of this Section 6 shall constitute complete satisfaction of all payment obligations of the Company to Employee pursuant to this Agreement, and Employee’s rights set out in this Section 6 shall constitute Employee’s sole and exclusive rights and remedies as a result of any actual or constructive termination of his employment hereunder.

7.             Non-Solicitation; Non-Disclosure of Proprietary Information; Surrender of Records and Company Property.

(a)           Non-Solicitation.  In further consideration of the payments made and to be made by the Company to Employee pursuant to this Agreement, Employee agrees that (A) during the Term, or (B) in the event Employee’s employment is terminated for any reason or without reason prior to the end of the Term, until two (2) years from the termination of this Agreement, Employee shall not, directly or indirectly, on his own behalf or on behalf of any Person, (A) advise or encourage any employee, agent, consultant, representative, customer, licensor, vendor or supplier of the Company to terminate his, her or its relationship with the Company, or (B) solicit or attempt to solicit or participate in the solicitation of or employ or otherwise engage any employee, agent, consultant or representative of the Company, or otherwise encourage any such person to become an employee, agent, representative or consultant of or to any other Person.

(b)           Proprietary Information.  Employee acknowledges that during the course of Employee’s employment with the Company Employee will necessarily have access to and make use of proprietary information and confidential records of the Company.  Employee covenants that Employee shall not, during the Term or any time thereafter (irrespective of the circumstances under which Employee’s employment with the Company terminates), directly or indirectly, use for Employee’s own purpose or for the benefit of any person or entity other than the Company, its affiliates and subsidiaries, nor otherwise disclose, any proprietary information of which Employee has knowledge to any person or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law.  Employee acknowledges and understands that the term “proprietary information” includes, but is not limited to, patents, copyrights and trade secrets, including, without limitation: (i) the proprietary software products, programs, applications and processes utilized by or on behalf of the Company to the extent such information is unique to the Company or is not known to others outside the Company; (ii) the name and/or address of any customer, licensor or vendor of the Company, to the extent confidential, or any proprietary information concerning the transactions or relations of any customer of the Company with the Company or any of its principals, directors, employees or agents; (iii) any proprietary information concerning any product, technology or procedure employed by or on behalf of the Company but not generally known to its customers or competitors, or under development by or being tested by or on behalf of the Company but not at the time offered generally to customers; (iv) any information which is generally regarded and treated as confidential or proprietary in any line of business engaged in by or on behalf of the Company; (v) information belonging to customers or affiliates of the Company or any other individual or entity which the Company has agreed to hold in confidence (provided that Employee has knowledge of the Company’s duty to hold such third-party information in confidence); (vi) all written, graphic or other material relating to or containing any of the foregoing; (vii) any document, information, database, product or procedure labeled “confidential” by the Company in the discretion of the Company, and (viii) any password or lock protected information, documents, or other materials kept by the Company.  The term “proprietary information” shall not include information generally available to or known by the public or in the industry, or information that is or becomes available to Employee on a non-confidential basis from a source other than the Company or the Company’s stockholders, principals, directors, officers, employees or agents (other than as a breach of any obligation of confidentiality).

(c)           Confidentiality and Surrender of Records.  Employee shall not, during the Term or any time thereafter (irrespective of the circumstances under which Employee’s employment with the Company terminates), except as required by law or as is necessary for the performance of Employee’s duties hereunder, directly or indirectly, publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any Person, and Employee shall not retain, and shall deliver promptly to the Company, any of the same following termination of Employee’s employment for any reason or upon request by the Company.

The term “confidential records” means all correspondence, memoranda, files, manuals, books, designs, sketches, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment for records of any kind which may be in Employee’s possession or under Employee’s control or accessible to Employee which may contain any proprietary information as defined in section 7 (b) herein.  All confidential records shall be and remain the sole property of the Company during the Term and thereafter.

(e)           Disclosure Required by Law.  In the event Employee is required by law or court order to disclose any proprietary information or confidential records of the Company, Employee shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, Employee shall furnish only that portion of the proprietary information that is legally required as determined by counsel to the Company.   In the event Employee is required by law or court order to disclose any proprietary information or confidential records of the Company the Company shall pay the Employee’s legal fees and expenses related to the disclosure of such information as required by law or court order.

(f)           No Other Obligations.  Employee represents and warrants to the Company that Employee is not precluded or limited in Employee’s ability to undertake or perform the duties described herein by any contract, agreement, or restrictive covenant.  Employee covenants that Employee shall not employ the trade secrets or proprietary information of any other Person in connection with Employee’s employment by the Company.

(g)           Confidentiality of this Agreement.  Employee agrees to keep confidential the terms of this Agreement, to the extent public disclosure is not made by the Company as provided below.  This provision does not prohibit Employee from providing this information as required by law or to his attorneys, accountants or business advisors for purposes of obtaining legal, tax or business advice; provided, however, that Employee shall be responsible for breaches of the confidentiality restrictions contained herein by such persons as if Employee had breached such restrictions.  The Company is required under United States Securities Laws to disclose many parts of this Agreement publicly, but otherwise shall not disclose the terms of this Agreement except as necessary in the ordinary course of its business, as required by law or as required by any governmental or quasi-governmental entity or any self regulatory organization.

(h)           Company Property.  All rights (if any) in reports, materials, inventions, processes, discoveries, improvements, modifications, know-how or trade secrets conceived, developed or otherwise made by Employee during the Term, alone or with others, and in any way relating to the present or future products and/or business of the Company (collectively, the “Developments”), shall be the sole property of the Company.  Employee agrees to, and hereby does, assign to the Company all of Employee’s right, title and interest in and to all Developments.  Employee agrees that all such Developments that are copyrightable shall constitute works made for hire under the copyright laws of the United States and Employee hereby assigns to the Company all copyrights and other proprietary rights Employee may have in any such Developments to the extent that they might not be considered works made for hire.  Employee shall make and maintain adequate and current written records of all Developments, and shall disclose all Developments fully and in writing to the Company promptly after development of the same, and at any time upon request.

(i)             Enforcement.  Employee acknowledges and agrees that, by virtue of Employee’s position, Employee’s services, and access to and use of proprietary information and confidential records, any violation by Employee of any of the undertakings contained in this Section 7 would cause the Company immediate, substantial and irreparable injury for which it has no adequate remedy at law.  Accordingly, Employee agrees that in the event of a breach by Employee of any said undertakings, the Company will be entitled to seek temporary and permanent injunctive relief in any court of competent jurisdiction (without the need to post any bond and without proving that damages would be inadequate).  Rights and remedies provided for in this Section 7 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under applicable law.

8.             No Third Party Rights.  The parties do not intend the benefits of this Agreement to inure to any person or entity not a party to this Agreement (other than to the spouse or estate of Employee in the case of death or Disability of Employee, in which case such spouse or estate shall be entitled to only those rights set forth in Section 6(a) hereof).  Notwithstanding anything contained in this Agreement, this Agreement shall not be construed as creating any right, claim or cause of action against any party by any person or entity not a party to this Agreement (other than the spouse or estate of Employee in the case of the death or Disability of Employee, in which case such spouse or estate shall be entitled to only those rights set forth in Section 6(a) hereof).

9.             Notices.  Unless otherwise provided herein, any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been duly given upon personal delivery to the party to be notified or three (3) days after being mailed by United States certified or registered mail, postage prepaid, return receipt requested or one (1) day after being sent by Federal Express or other recognized overnight delivery to the following respective addresses, or at such other address as each may specify by notice to the other:

Notice to the Company:	KonaRed Corporation
P.O. Box 701
Kalaheo, HI 96741
Tel 808.634.6072

Notice to Employee:	Mike Halsey
11 Via Cancion
San Clemente, CA 92673
Tel:

10.           Assignability; Binding Effect.  This Agreement is a personal contract calling for the provision of unique services by Employee, and Employee’s obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated.  In the event of any attempted assignment or transfer of obligations hereunder by Employee contrary to the provisions hereof, the Company will have no further liability for payments hereunder.  The rights and obligations of the Company hereunder will be binding upon and inure to the benefit of the successors and assigns of the Company.

    11.           Indemnification and D&O Insurance. Employee will be provided indemnification to the maximum extent permitted by the Company’s and its subsidiaries’ and affiliates’ Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, if in place, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

12.           Entire Agreement; Amendment; Waiver.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.  This Agreement shall not be modified or amended except by a written instrument duly executed by each of the parties hereto.  Any waiver of any term or provision of this Agreement shall be in writing signed by the party charged with giving such waiver.  Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.  No delay on the part of the Company or Employee in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Employee of any such right or remedy shall preclude other or further exercise thereof.

13.           Severability.  If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein.

14.           Survivability.  The provisions of this Agreement, which by their terms call for performance subsequent to termination of Employee’s employment hereunder, or of this Agreement, shall survive such termination.

15.           Counterparts and Headings.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument.  Facsimile, Docusign, and PDF signatures shall be given the same legal effect as original signatures.  All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

16.           Governing Law and Dispute Resolution. This Agreement shall be construed in accordance with the internal laws of the State of Nevada, without regard to principles of conflicts of laws.  In the event of any dispute regarding the application or interpretation of this Agreement or the transactions contemplated herein, the parties shall first negotiate in good faith for thirty (30) days in an effort to resolve such dispute prior to implementing any other legal action or proceeding with respect to such dispute.

17.           Venue.   Subject to Section 15, the parties hereby agree that all legal actions, litigations, claims, demands, charges, complaints, investigations, grievances, arbitrations, indictments, grand jury subpoenas or other legal or administrative proceedings arising out of or in connection with this Agreement shall, unless otherwise agreed, be litigated exclusively in, and the parties hereto hereby agree and consent to be subject to the jurisdiction of, the United States District Court of Nevada and in the absence of such federal jurisdiction, then exclusively in, and  the parties consent to be subject to the jurisdiction of, the courts of the State of Nevada.  The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such legal action.  Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such legal action by the mailing of copies thereof by registered airmail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail.  Nothing in this Section 16 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.  The consents to jurisdiction set forth in this Section 16 shall not constitute general consents to service of process in the State of Hawaii and shall have no effect for any purpose except as to legal action between the parties hereto as provided in this Section 16.  Each party agrees that any judgment obtained under the selected forum may be enforced in any other applicable forum.

18.           Litigation and Attorney’s Fees. The parties agree to hereto that action brought on, arising, or relating to this Agreement shall be brought in the Clark County, Nevada, and that the parties they will abide by and perform any award rendered by said court and that the prevailing party in such litigation shall be entitled to recover reasonable attorneys’ fees, costs and expenses, including but not limited to expert witness costs and fees.

19.           Arbitration. In the event of the breach of or a default under this Agreement by either party, the other party, in addition to any other rights or remedies under this Agreement, shall be entitled to injunctive relief and/or specific performance of this Agreement, either of which shall be sought from a court of competent jurisdiction within the State of Nevada. In the event either party’s Marks are in jeopardy of reputation, dilution, tarnishment, or other harm or damage that money damages cannot remedy alone, that party shall be entitled to temporary, preliminary, or permanent injunctive relief without bond. Any other dispute for breach of contract shall be brought by binding arbitration in Clark County, Nevada under the American Arbitration Association Rules. Arbitration shall not be commenced until expiration of a sixty (60) day cooling off period after notice of default, during which time the parties shall act in good faith to: (1) resolve the dispute; and (2) continue to perform under the Agreement. In any proceedings brought to enforce this Agreement or enjoin improper action or to recover damages, the prevailing party shall be entitled to recover its reasonable attorneys’ fees incurred with respect to those proceedings, in addition to any other damages or remedies allowed under applicable law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

/s/ Shaun Roberts
Shaun Roberts, CEO
KonaRed Corporation

/s/ Mike Halsey
Mike Halsey